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                                   EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

                                                         Three Month Period
                                                           Ended March 31,
                                                          1995                   1996
                                                 -------------          -------------



Weighted average shares outstanding..........        9,225,240             11,888,605

Common stock equivalents.....................               --                     --
                                                 ---------------        ---------------
         Total...............................        9,225,240             11,888,605
                                                 ===============        ===============

   Net loss before extraordinary gain........        $2,046,953             $2,560,883

   Net loss after extraordinary gain.........        $1,952,836             $2,560,883
                                                 ===============        ===============

Loss per share before extraordinary gain.....           $.22                   $.22

Loss per share after extraordinary gain......           $.21                   $.22
                                                 ===============        ===============






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